EXHIBIT 99.1

Contact:	Susan E. Moss
Vice President, Communications and Marketing
(502) 596-7296

KINDRED ANNOUNCES APPOINTMENT OF HEYWARD R. DONIGAN

AND RICHARD GOODMAN TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (March 27, 2014) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that the Board of Directors has appointed Heyward R. Donigan and Richard Goodman to its Board of Directors effective immediately.

Ms. Donigan has been President and Chief Executive Officer of ValueOptions, Inc., the nation’s largest independent behavioral healthcare and wellness company, specializing in the management for all behavioral health issues and mental health and chemical dependency diagnoses, since 2010. She is a recognized leader in the managed care industry and has 30 years of experience in all facets of health plan business, including network management, contracting, sales and marketing, product development and operations. Before joining ValueOptions, Ms. Donigan was the Executive Vice President and Chief Marketing Officer at Premera Blue Cross, an insurer doing business in Washington, Alaska and Oregon. Prior to that, she held senior management positions at Cigna Health Care.

Mr. Goodman has had a three-decade career as a global finance executive, including serving as Chief Financial Officer of PepsiCo, Inc. (NYSE:PEP) from 2006 to 2010. During his tenure at PepsiCo, Mr. Goodman also served as Executive Vice President-Global Operations and held a variety of senior finance and strategy positions. Prior to joining PepsiCo, Mr. Goodman was a senior finance executive at W.R. Grace & Co. He currently serves on the Board of Trustees of Howard University and also as an advisor to the Ascent Executive Program for Women at the Tuck School of Business at Dartmouth College. Mr. Goodman also serves on the boards of Johnson Controls, Inc. (NYSE:JCI), The Western Union Company (NYSE:WU) and Toys “R” Us, Inc.

“We are excited to have Heyward and Richard join our Board,” said Paul J. Diaz, Kindred’s Chief Executive Officer. “Heyward has a wide variety of managed care experience, which will help continue to strengthen our efforts to grow our managed care business and pursue new risk-based payment business in our Integrated Care Markets. Richard brings a strong financial and accounting background and also has a wide variety of strategic and operational experience. The addition of these two qualified independent directors to the Board reflects our continuing commitment to sound corporate governance and their experience and expertise will be beneficial to all of Kindred’s stakeholders.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $5 billion and approximately 63,000 employees in 47 states. At December 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,280 locations, including 101 transitional care hospitals, five inpatient rehabilitation hospitals, 100 nursing centers, 22 sub-acute units, 159 Kindred at Home hospice, home health and non-medical home care locations, 104 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,789 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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